Exhibit 3.82

State of Delaware Secretary of State Division of Corporations Delivered 05:43 PM 09/28/2012 FILED 05:43 PM 09/28/2012 SRV 121082097 - 4493449 FILE

CERTIFICATE OF MERGER

OF

UP MERGER SUB, INC.

A DELAWARE CORPORATION

WITH AND INTO

UNIVERSALPEGASUS INTERNATIONAL, INC.

A DELAWARE CORPORATION

(UNDER SECTION 251(c) OF THE GENERAL

CORPORATION LAW OF THE STATE OF DELAWARE)

1.	The name and state of incorporation of each of the constituent corporations are:

a.	UniversalPegasus International, Inc., a Delaware corporation (“UniversalPegasus”); and

b.	UP Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

2.	An Agreement and Plan of Merger (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”). Written consent of a majority of the stockholders of each constituent corporation entitled to vote and approve the Merger Agreement has been given in accordance with Section 228 of the DGCL.

3.	Pursuant to the Merger Agreement, Merger Sub will merge with and into UniversalPegasus (the “Merger”).

4.	The name of the surviving corporation is UniversalPegasus International, Inc., (the “Surviving Corporation”). The Surviving Corporation is a Delaware corporation.

5.	In connection with the effectiveness of the Merger, pursuant to the DGCL, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth on Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation.

6.	The executed Merger Agreement pursuant to which the Merger is being consummated is on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is: 4848 Loop Central Drive, Suite 137, Houston, Texas 77081.

7.	A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without charge, to any stockholder of the constituent corporations.

8.	The Certificate of Merger shall be effective upon filing with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Surviving Corporation has caused its duly authorized officer to execute and deliver this Certificate of Merger as of September 28, 2012.

UNIVERSALPEGASUS INTERNATIONAL, INC.

By:
Name:	Philip Luna
Title:	Chief Executive Officer and President

[Certificate of Merger]

Exhibit A

Amended and Restated Certificate of Incorporation

Of UniversalPegasus International, Inc.

[Please see attached]

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

UNIVERSALPEGASUS INTERNATIONAL, INC.

I. NAME

The name of the corporation is UniversalPegasus International, Inc. (the “Corporation”).

II.    PURPOSES AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

III.    REGISTERED OFFICE; REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle 19801, and its registered agent at such address is The Corporation Trust Company.

IV.    CAPITAL STOCK

The total number of shares of stock that the Corporation shall have the authority to issue is 100 shares of common stock, having a par value of $.001.

V.    BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the Board of Directors (the “Board”). The number of directors which shall constitute the whole Board shall be fixed by, or in the manner provided in the Bylaws of the Corporation. Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VI.    AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend or rescind the Bylaws of the Corporation.

VII.    RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner now or hereafter permitted by statute and all rights at any time conferred upon stockholders of the Corporation by this Third Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article VII.

VIII.    LIMITATION OF LIABILITY

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that, this Article VIII shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which such director derived any improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. No amendment to or repeal of this Article VIII shall adversely affect any right or protection of any director of the Corporation existing at the time of such amendment or repeal for or with respect to acts or omissions of such director prior to such amendment or repeal.

IX.    INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by the DGCL, as the same may be amended and supplemented, indemnify any and all of its directors under the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by the DGCL (including for actions of any such director in the capacity of an officer of the Corporation, if applicable), and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person.

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